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                                                                    EXHIBIT 99.3


                                                                         FORM OF
                                                                   OPTION WAIVER

                                    EXHIBIT E

                              [NETSPEED LETTERHEAD]

[        ]
c/o NetSpeed, Inc.

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Dear [        ]:

            As you know, Cisco Systems, Inc. ("Cisco") is in the process of acquiring NetSpeed, Inc. (the "Company"). Under the terms of the acquisition (the "Acquisition"), Cisco has agreed to assume the outstanding options held by certain employees of the Company. However, in order to facilitate the completion of this Acquisition, the vesting acceleration provisions currently in effect for those options need to be revised prior the Acquisition so that those options do not accelerate in full upon the Acquisition.

            You currently hold the following stock option(s) (collectively the "Options") to acquire shares of the Company's common stock under the Company's 1996 Stock Option Plan (the "Option Plan"):

                                                       Number of
                                                      Outstanding
            Grant Date        Exercise Price         Option Shares
            ----------        --------------         -------------
            [        ]          [        ]             [        ]

            In order to facilitate the completion of the Acquisition, the vesting acceleration provisions of your existing Options must be amended so that those Options will NOT vest in full at the time of the Acquisition and will NOT become exercisable for all of the shares of the Company's common stock subject to those Options at that time. Instead, you will be given credit for only twelve
(12) months of vesting service upon the Acquisition, i.e., you will be treated for vesting purposes as if you have worked for the Company for an additional twelve (12) months.

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            Your additional twelve (12) months of vesting service will be based on a revised vesting schedule. Each of your Options currently vests and becomes exercisable in four (4) equal successive annual installments measured from the option grant date. In connection with the Acquisition and the assumption of your Options, the vesting schedule for your Options will be revised to match the standard Cisco vesting schedule. Accordingly, following the Acquisition your Option vesting schedule will be as follows: 25% of the Option shares vest upon your completion of one (1) year of service measured from your initial option grant date, and the balance of the Option shares vest in thirty-six (36) equal successive monthly installments over your next thirty-six (36) months of service. The twelve (12) months of vesting service credit you will be given upon the assumption of your Options is calculated based on this revised vesting schedule. For example, if you had completed 1 month of employment following your option grant date prior to the Acquisition, you would not be vested in any of your Option shares prior to the Acquisition. Immediately following the Acquisition, you would be vested in 27.083% of the Option shares (25% for the annual installment plus 2.083% for one (1) additional month of vesting). The balance of the assumed Option would become exercisable in 35 equal successive monthly installments as long as you remain employed with Cisco (or any Cisco subsidiary) following the Acquisition.

            The amendment to each of your Options to limit the acceleration to twelve (12) months of vesting service will be effected by an amendment to
Section 9 of the Option Plan, which has been incorporated into the stock option agreement (the "Option Agreement") for each of your Options. Accordingly, in order to facilitate the completion of the Acquisition, you must agree to the following amendment of Section 9 of the Option Plan and to the incorporation of that amended provision into each of your Option Agreements so that your Options will not vest in full on an accelerated basis at the time of the Acquisition.

                  AMENDED SECTION 9 TO BE EFFECTIVE IMMEDIATELY
                            FOR EACH OF YOUR OPTIONS

            "9. Change in Control. In the event of a Change in Control of the Company (including the merger of the Company with and into Cisco Systems, Inc. (the "Acquisition")), all outstanding Options shall not vest in full. However, upon the effective date of a merger (including the Acquisition) all Optionees shall be given credit for twelve (12) months of vesting service based on a revised vesting schedule. The revised vesting schedule applicable to the outstanding Options and upon which the vesting acceleration shall be based is as follows: 25% of the shares subject to an Option shall vest upon the Optionee's completion of one (1) year of service measured from the Date of Grant, and balance of the shares subject to the Option shall vest in thirty-six (36) equal successive monthly installments upon the Optionee's completion of each additional month of service over the thirty-six (36) month period measured from the first

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      anniversary of the Date of Grant."

            In addition, you agree that you will not exercise any of your Options during the period between the date of this letter agreement and the effective date of the Acquisition (or such earlier date on which it is announced that the Acquisition will not be consummated). The Acquisition is expected to become effective in approximately 30 to 45 days following the date of this letter, but the actual effective date cannot be determined at this time.

            Since each of your Options is a non-statutory option under the federal tax laws, you will recognize ordinary income at the time that option is exercised in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. Such income will be subject to all applicable withholding taxes at that time.

            To indicate your agreement with (i) the foregoing amendment to your Options and to confirm that accelerated vesting you will receive under your Options at the time the Acquisition closes will be limited to twelve (12) months of vesting service credit (based on the revised vesting schedule) and (ii) the suspended exercise period for your Options, please sign and date the Acknowledgement section below and return it to me. If you do not sign and return the Acknowledgement form, the Acquisition may not close, and you will not become entitled to any accelerated vesting or other change in your vesting schedule. For your records, you should attach a copy of this letter to each of your Option Agreement(s) in order to evidence the revision to the acceleration provisions of your Option(s) effected by this letter agreement.

                                    Very truly yours,

                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

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                                ACKNOWLEDGEMENT

            In order to facilitate the closing of the Acquisition and in recognition of the twelve (12) months of vesting service credit and revised vesting schedule I will receive under each of my Options upon the closing of the Acquisition, I hereby knowingly and freely agree to the foregoing amendment to
Section 9 of the Option Plan, as incorporated into the terms of the Option Agreement for each of my Options. I further agree not to exercise any of my Options during the period between the date of this letter agreement and the effective date of the Acquisition (or such earlier date on which it is announced that the Acquisition will not be consummated).


                              Signature:
                                          --------------------------------------
                                          [        ]

                              Date:
                                          --------------------------------------